Exhibit 5.1

August 14, 2026

Martin Marietta Materials, Inc.

4123 Parklake Avenue

Raleigh, North Carolina 27612

Attention: Mr. Michael J. Petro

Ladies and Gentlemen:

We have served as special North Carolina counsel to Martin Marietta Materials, Inc. (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-293581) (the “Registration Statement”) filed on February 19, 2026 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and sale from time to time by the Company of an indeterminate amount of certain securities, including debt securities. The Company has entered into an Underwriting Agreement (the “Underwriting Agreement”),dated as of August 11, 2026, with Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Truist Securities, Inc. as Representatives of the several Underwriters named therein, relating to the issuance and sale by the Company of $750,000,000 aggregate principal amount of the Company’s 4.850% Senior Notes due 2029, $1,250,000,000 aggregate principal amount of the Company’s 5.200% Senior Notes due 2032, $1,000,000,000 aggregate principal amount of the Company’s 5.400% Senior Notes due 2034, $1,500,000,000 aggregate principal amount of the Company’s 5.625% Senior Notes due 2036, and $1,000,000,000 aggregate principal amount of the Company’s 6.375% Senior Notes due 2056 (collectively, the “Securities”). The Company is issuing the Securities under an Indenture, dated May 22, 2017, between the Company and Regions Bank, an Alabama state chartered bank, as Trustee (the “Base Indenture”), and the Sixth Supplemental Indenture dated August 14, 2026 between the Company and Regions Bank, an Alabama state chartered bank, as Trustee (together with the Base Indenture, the “Indenture”).

These opinions are being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act. The Company will file a Current Report on Form 8-K with respect to the offer and sale of the Securities (the “Form 8-K”) which is to include this opinion letter as an exhibit. A copy of this opinion letter is also being provided to Cravath, Swaine & Moore LLP, counsel assisting the Company in the issuance of the Securities, with the understanding that Cravath, Swaine & Moore LLP will rely upon this opinion letter in providing its opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In connection with these opinions, we have examined original, certified, conformed, electronic or photographic copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and instruments as we have deemed necessary and appropriate to enable us to render the opinions expressed below.

In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, electronic, conformed or facsimile copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Company to the date hereof. As to all questions of fact material to the opinions expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Company.

Martin Marietta Materials, Inc. August 14, 2026 Page 2

Based upon the foregoing, and subject to all of the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Company is a corporation duly incorporated and validly existing under the laws of the State of North Carolina.

2. The Indenture has been duly authorized, executed and delivered by the Company.

3. The Securities have been duly authorized, executed and delivered by the Company and, assuming due authentication as provided in the Indenture and payment therefor pursuant to the Underwriting Agreement, are duly and validly issued and outstanding.

The foregoing opinions are limited to the laws of the State of North Carolina and the federal laws of the United States, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Company’s Form 8-K incorporated by reference in the Registration Statement and to the reference to our firm under the caption “Legal matters” in the prospectus supplements with respect to the Securities filed by the Company with the Commission on August 10, 2026 and August 13, 2026 pursuant to Rules 424(b)(5) and 424(b)(2) under the Act, respectively. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or that this consent is required by Section 7 of the Act.

Very truly yours, ROBINSON, BRADSHAW & HINSON, P.A.

/s/ Robinson, Bradshaw & Hinson, P.A.

cc:	Cravath, Swaine & Moore LLP